Exhibit 10.7

MINEOLA COMMUNITY BANK

SPLIT DOLLAR LIFE INSURANCE PLAN

AMENDED AND RESTATED PARTICIPATION AGREEMENT

I, James Herlocker, an eligible Employee as determined in Section 2.1 of Mineola Community Bank Split Dollar Life Insurance Plan (the "Plan") dated December 18, 2013 first elected to become a Participant of the Plan January 6, 2014. I now wish to confirm my participation in the Plan with the increased death benefit and adjusted definition of Separation from Service described below.

Notwithstanding anything to the contrary in the Plan or in this Amended and Restated Participation Agreement, for purposes of determining my benefit, Section 1.12 of the Plan shall read as follows:

1.12       "Separation from Service" means the Participant's cessation of services to the Bank as an employee and/or a director.

Notwithstanding anything to the contrary in the Plan or in this Amended and Restated Participation Agreement, for purposes of determining my benefit, Sections 3.2.1 and 3.2.2 of the Plan shall read as follows:

3.2.1        Death Prior to Separation from Service and Prior to Age 76. If a Participant dies prior to both (i) Separation from Service, and (ii) reaching age seventy-six (76), the Participant's Beneficiary shall be entitled to receive the lesser of $400,000 or the Net Death Proceeds.

3.2.2        Death After Separation from Service or After Age 76. If a Participant dies after Separation from Service or after reaching age seventy-six (76), the Participant's Beneficiary shall be entitled to the lesser of $150,000 or the Net Death Proceeds.

I acknowledge that I have read the Plan document and, except as detailed above, agree to be bound by its terms.

Executed this 16th day of October, 2019.

/s/ James H. Herlocker, III
Participant

Received by the Administrator this 16th day of October, 2019.

By:	Julie Sharff

Title:	CFO